EXHIBIT 99.5

Cell Kinetics Ltd. Inc.
2 Yodfat Street
LOD 71291
Israel

[           ], 2007

To holders of common stock of Medis Technologies Ltd.:

        Enclosed are the prospectus and other materials relating to a Rights Offering by Cell Kinetics Ltd., a wholly owned indirect subsidiary of Medis Technologies Ltd. (“Medis).  Please carefully review the prospectus, which describes how you can participate in the Rights Offering. You will be able to exercise your subscription rights to purchase additional shares of our common stock only during a limited period. You will find answers to some frequently asked questions about the Rights Offering beginning on page [] of the prospectus. You should also refer to the detailed Instructions for Use of Subscription Certificates, which is attached to this letter. The exercise of subscription rights will be irrevocable.

The following is a summary of the terms of the Rights Offering:

*
You will receive one non-transferable subscription right for every ten (10) shares of Medis’ common stock you owned of record on [        ], 2007. You will not receive fractional subscription rights, as we will round your number of subscription rights downwards to the nearest whole number.

*	You may purchase one ordinary share, par value NIS $0.01 (the “Common Stock”), of Cell Kinetics Ltd. for each whole subscription right you receive at the subscription price of $0.30 per share.

*
If you exercise in full the subscription rights issued to you, you may subscribe for additional shares of Common Stock through the oversubscription privilege, as more fully described in the prospectus.

*
You will also receive one four-year warrant for every two shares of Common Stock that you subscribe for upon exercise of your subscription rights.  Each four-year warrant entitles its holder to purchase one share of Common Stock at an exercise price, subject to adjustment, of $0.60 per share.

*
The Rights Offering expires at 5:00 p.m., New York City time, on [       ], 2007, unless we extend the subscription period, in our sole discretion. If you do not exercise your subscription rights before that time, and we do not extend the expiration date, they will expire and will have no monetary value.

*	If your Medis shares are held in the name of your bank or broker, you must contact your bank or broker if you wish to participate in the Rights Offering.

        If you have any questions concerning the Rights Offering, please feel free to contact us at [             ].

Very truly yours,

CELL KINETICS LTD.